Exhibit 10.56
Description of Annual Bonus Plans
The Board of Directors of Alon USA Energy, Inc. (“Alon”) approved three annual bonus plans pursuant to Alon’s Amended and Restated 2005 Incentive Compensation Plan (collectively, the “Bonus Plans”). Annual cash bonuses under these plans are generally distributed to eligible employees in the first or second quarter of each year based on the previous year’s performance. Each of the Bonus Plans contains the same plan elements, which are described below. Alon’s refining and marketing employees and Big Spring refinery employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery. The employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in a second plan based primarily on the performance of Alon’s California refineries. The employees at the Krotz Springs refinery are eligible to participate in the third plan based primarily on the performance of Alon’s Krotz Springs refinery. The bonus potential for Alon’s named executive officers is based 33.3% on the bonus plan for employees of Alon’s Big Spring refinery, 33.3% on the bonus plan for employees of the California refineries and 33.3% on the bonus plan for employees of the Krotz Springs refineries.
Under each bonus plan, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each plan will be calculated each year based on 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan. All of Alon’s current named executive officers are eligible to participate in the bonus plan applicable to Alon’s refining and marketing employees. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement.